EXHIBIT 10.3

Michael MORRISSEY, PhD President of Research and Development EXELIXIS INC 170 Harbor Way, P.O. Box 511 SOUTH SAN FRANCISCO, CA 94083-511 U.S.A. Paris, May 27th, 2009

Re:	Effective Date of the Collaboration Agreement

Dear Michael,

In connection with the Collaboration Agreement, made and entered into as of May 27, 2009 (the “Collaboration Agreement”) by and between Exelixis Inc, a Delaware corporation having its address at 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511 (« Exelixis ») and Sanofi-Aventis, a French company, having an address at 174, Avenue de France, 75013 Paris, France (“Sanofi-Aventis”), Exelixis and Sanofi-Aventis hereby confirm the understandings set forth with respect to the Effective Date of the Collaboration Agreement and the obligations to submit any required regulatory filings.

1. Notwithstanding anything to the contrary in the Collaboration Agreement, the Collaboration Agreement shall not become effective until the expiration or earlier termination of the waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 ( the “HSR Act”) in the United States, the expiration or earlier termination of any applicable waiting period under the antitrust or competition laws of any other jurisdiction, and the approval or clearance of the transactions contemplated by the Collaboration Agreement in any jurisdiction requiring advance approval or clearance (as so defined the “Effective Date”).

2. The Parties shall each, prior to or as promptly as practicable after the execution date of the Collaboration Agreement, file or cause to be filed with the U.S. Federal Trade Commission and the U.S. Department of Justice and any relevant foreign governmental authority any notifications required to be filed under the HSR Act and any applicable foreign equivalent thereof with respect to the transactions contemplated by the Collaboration Agreement; provided that the Parties shall each file the notifications required to be filed under the HSR Act no later than five (5) business days after the execution date thereof. Each Party shall be responsible for its own costs in connection with such filing, except that

Sanofi-Aventis shall be solely responsible for the applicable filing fees. The Parties shall use commercially reasonable efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act and any applicable foreign equivalent thereof to terminate or expire at the earliest possible date after the date of filing.

Any capitalized term used in this letter that is not defined herein shall have the meaning given to such term in the Collaboration Agreement.

Please confirm Exelixis’ acknowledgment and agreement by signing below.

Sincerely

/s/ Karen M. Linehan
SANOFI-AVENTIS
By: Karen M. Linehan

Title: Senior Vice President, Legal Affairs and General Counsel

/s/ Michael Morrissey, PhD
EXELIXIS INC
By: Michael Morrissey, PhD

Title: President of Research and Development

Date: May 27, 2009

2.